Exhibit 2.1

FORM OF

CONTRIBUTION AGREEMENT

BY AND BETWEEN

WPT LLC

AND

WESTLAKE CHEMICAL PARTNERS LP

DATED AS OF             , 2014

CONTRIBUTION AGREEMENT

This Contribution Agreement, dated as of , 2014 (this “Agreement”), is entered into by and between WPT LLC, a Delaware limited liability company (“WPT”), and Westlake Chemical Partners LP, a Delaware limited partnership (the “Partnership”). The above named entities are sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Westlake International Services Corporation, a Delaware corporation (“WISC”), and Westlake Chemical Partners GP LLC, a Delaware limited liability company (the “General Partner”), entered into an Agreement of Limited Partnership of the Partnership, effective as of March 14, 2014 (the “Original LPA”), pursuant to which WISC owns a 100% limited partner interest in the Partnership and the General Partner owns a non-economic general partner interest in the Partnership;

WHEREAS, WISC owns a 100% membership interest in the General Partner;

WHEREAS, WPT, Westlake Chemical OpCo LP, a Delaware limited partnership (“OpCo”), Westlake Chemical OpCo GP, LLC, a Delaware limited liability company and the general partner of OpCo (“OpCo GP”), and certain other Affiliates of Westlake Chemical Corporation (“Westlake”) entered into that certain Contribution Agreement dated ,2014, pursuant to which OpCo acquired ethylene crackers, pipelines, and related assets and entered into the Amended and Restated Partnership Agreement of OpCo;

WHEREAS, WPT owns a 100% membership interest in OpCo GP;

WHEREAS, each of the following actions will occur at the times specified hereafter:

1.	WISC and the General Partner will amend and restate the Original LPA by executing the A&R LPA;

2.	WPT shall contribute, assign, transfer, convey and deliver a 6% limited partner interest in OpCo and its 100% membership interest in OpCo GP to the Partnership in exchange for the Sponsor Common Units, the Sponsor Subordinated Units and the issuance by the Partnership of the Incentive Distribution Rights to WPT;

3.	In connection with a firm commitment underwritten offering of the Firm Units (the “Offering”), the public, through the Underwriters, will contribute cash to the Partnership pursuant to the Underwriting Agreement in exchange for the Firm Units;

4.	The Partnership shall use the proceeds of the Offering to (1) pay the Underwriters’ Spread and estimated expenses incurred in connection with the Offering (including the reimbursement of amounts previously paid by Westlake or its Affiliates), (2) distribute $1,000 to WISC and thereby redeem WISC’s limited partner interest in the Partnership and (3) contribute the remainder of the cash from the Offering to OpCo in exchange for an additional % limited partner interest in OpCo; and

5.	Provided that the Underwriters’ Over-Allotment Option is exercised, the Partnership shall contribute the net proceeds from the Over-Allotment Option to OpCo in exchange for an additional % limited partner interest in OpCo.

WHEREAS, each of the Parties and the stockholders, members, partners, boards of directors or managers of the Parties, as the case may be, have taken all corporate, partnership, limited liability company or other action, as the case may be, required to be taken to approve the transactions contemplated by this Agreement; and

WHEREAS, the Partnership may adjust upward or downward the number of Firm Units, with corresponding adjustments to the total number of Common Units to be offered to the public through the Underwriters, in which case the Parties will make appropriate adjustments to this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following defined terms will have the meaning given below:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“A&R LPA” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, which will be substantially in the form attached as Appendix A to the prospectus constituting part of the Registration Statement.

“Common Units” has the meaning set forth in the A&R LPA.

“Effective Time” means the date and time of the delivery of the Firm Units and payment therefor as set forth in the Underwriting Agreement.

“Firm Units” means the Common Units to be sold to the Underwriters pursuant to the terms of the Underwriting Agreement, excluding the Option Units.

“General Partner” has the meaning set forth in the Recitals of this Agreement.

“Incentive Distribution Rights” has the meaning set forth in the A&R LPA.

“Offering” has the meaning set forth in the Recitals of this Agreement.

“OpCo” has the meaning set forth in the Recitals of this Agreement.

“OpCo GP” has the meaning set forth in the Recitals of this Agreement.

“Option Units” means the Common Units subject to the Over-Allotment Option.

“Original LPA” has the meaning set forth in the Recitals of this Agreement.

“Over-Allotment Option” the Underwriter’s option to purchase a number of Common Units up to 15% of the Firm Units pursuant to the Underwriting Agreement.

“Person” means any individual, corporation, partnership, limited liability company, voluntary association, joint venture, trust, limited liability partnership, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Registration Statement” means the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (Registration No. 333-195551), as amended.

“Reserves Contribution” has the meaning set forth in Section 2.2 hereof.

“Sponsor Common Units” shall mean [            ] Common Units.

“Sponsor Subordinated Units” shall mean [            ] subordinated units representing limited partner interests in the Partnership.

“Structuring Fee” means a structuring fee equal to 0.375% of the gross proceeds of the Offering payable by the Partnership to Barclays Capital Inc. and UBS Securities LLC.

“Underwriters” means the underwriting syndicate listed in Schedule I of the Underwriting Agreement.

“Underwriters’ Spread” means the Underwriters’ discount plus Structuring Fee as set forth in the Underwriting Agreement.

“Underwriting Agreement” means a firm commitment underwriting agreement in substantially the form attached as Exhibit 1.1 to the Registration Statement.

“WISC” has the meaning set forth in the Recitals of this Agreement.

“WPT” has the meaning set forth in the Recitals of this Agreement.

ARTICLE II

CONTRIBUTIONS AND OTHER MATTERS

Concurrently with the Effective Time, the following capital contributions and transactions shall be completed in the order set forth below:

Section 2.1 Execution of A&R LPA.

WISC and the General Partner shall amend and restate the Original LPA by executing the A&R LPA, with such changes as WISC and the General Partner may deem necessary or advisable.

Section 2.2 Contribution of Interests in OpCo and OpCo GP.

(a.) WPT shall contribute, assign, transfer, convey and deliver a [    ]% limited partner interest (on a fully diluted basis, after giving effect to the transaction contemplated by Section 2.5) in OpCo and a 100% membership interest in OpCo GP (together the “Reserves Contribution”) to the Partnership, and the Partnership hereby accepts such interests. As consideration for the Reserves Contribution, the Partnership shall issue the Sponsor Common Units, the Sponsor Subordinated Units and the Incentive Distribution Rights to WPT.

Section 2.3 Underwriter Cash Contribution.

The Parties acknowledge that the Partnership is undertaking the Offering, and the public through the Underwriters, pursuant to the Underwriting Agreement, will make a capital contribution to the Partnership in cash in an amount determined pursuant to the terms of the Underwriting Agreement in exchange for the issuance by the Partnership to the Underwriters of the Firm Units.

Section 2.4 Execution of Registration Rights Agreement.

WPT and the Partnership shall execute a Registration Rights Agreement in substantially the form attached as Exhibit 4.14 to the Registration Statement.

Section 2.5 Use of Offering Proceeds

The Partnership shall, at the Effective Time, use the proceeds from the Firm Units to (1) pay the Underwriters’ Spread and estimated expenses incurred in connection with the Offering, (2) distribute $1,000 to WISC, thereby redeeming WISC’s limited partner interest in the Partnership and (3) contribute the remainder of the cash from the Firm Units to OpCo in exchange for an additional [    ]% limited partner interest in OpCo such that the Partnership’s limited partner interest in OpCo will be 10% following the Offering.

Section 2.6 Use of Proceeds from Over-Allotment Option.

If the Underwriters’ Over-Allotment Option is exercised, the Partnership shall contribute the net proceeds from the Over-Allotment Option to OpCo in exchange for additional [    ]% limited partner interest in OpCo per million dollars of gross proceeds from the exercise of the Over-Allotment Option.

ARTICLE III

MISCELLANEOUS

Section 3.1 Further Assurances.

In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 3.2 Successors and Assigns.

No Party to this Agreement may assign or otherwise transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto, and any purported transfer in violation hereof shall be null and void. This Agreement shall be binding upon, and inure the benefit of, permitted successors and assigns.

Section 3.3 No Third Party Rights.

The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

Section 3.4 Severability.

If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

Section 3.5 Entire Agreement.

This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 3.6 Amendment or Modification.

This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 3.7 Construction.

All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 3.8 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 3.9 Deed; Bill of Sale; Assignment.

To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

Section 3.10 Applicable Law.

This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (i) to submit to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (iii) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court, and (iv) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

WPT LLC

By:
Name:
Title:

WESTLAKE CHEMICAL PARTNERS LP

By:	Westlake Chemical Partners GP LLC, its general partner

By:
Name:
Title:

SIGNATURE PAGE

CONTRIBUTION AGREEMENT